Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of December 3, 2025, is by and among Inter Skyway Limited, a Hong Kong entity (the “Buyer”), Toppoint Holdings Inc., a corporation organized under the laws of Nevada (the “Company,” and collectively with its subsidiaries and parent entities, the “Company Parties,” and each a “Company Party”), and Hok C. Chan (the “Seller,” and collectively with the Company Parties, the “Seller Parties,” and each a “Seller Party”).

WHEREAS, Seller holds and possesses 7,500,000 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company, of which 1,200,000 shares of Common Stock (the “Shares”) are being purchased pursuant to the terms set forth in this Agreement in the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares as set forth herein.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. PURCHASE AND SALE OF THE SHARES; CLOSING

(a) Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), utilizing all documentation to effectuate the transfer as Buyer shall reasonably request.

(b) Purchase Price. The aggregate purchase price for the Shares shall be Five Hundred Thousand U.S. Dollars ($500,000) (the “Purchase Price”), as payment in full for the Shares.

(c) Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

2. CLOSING

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. eastern time on the Closing Date.

(b) Seller Parties’ Closing Deliverables. At the Closing, Seller Parties shall deliver to Buyer the following:

(i) A copy of this Agreement, signed by the Seller and the Company, together with any applicable Disclosure Schedules. The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Seller concurrently with the execution, closing, and delivery of this Agreement; and

(ii) Share certificates or account statement via book entry form evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, in form reasonably satisfactory to Buyer.

(c) Buyer’s Deliveries. At the Closing, Buyer shall deliver a copy of this Agreement, signed by the Buyer, and the Purchase Price in U.S. Dollars to Seller in immediately available funds in accordance with the wire transfer instructions set forth in Schedule I.

(d) Company Closing Deliverables. At the Closing, the Company shall deliver to Buyer the following:

(i) resignations of the following directors and officers of the Company, effective as of the date hereof, in form and substance satisfactory to Buyer: John Feliciano;

(ii) a good standing certificate (or its equivalent) for the Company from the secretary of state or similar governmental authority of the jurisdiction in which the Company is organized;

(iii) true and complete copies of all resolutions of the board of directors (and to the extent necessary under applicable law, resolutions of the shareholders) of Company authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and appointing Florence Ng to the Board of Directors of the Company (the “Board”);

(iv) a duly executed agreement terminating equity incentive agreements by and between the Company and its Chief Financial Officer, in form and substance satisfactory to Buyer; and

(v) a duly executed waiver of the lock-up agreement, by and between Seller, the Company, and A.G.P./Alliance Global Partners (“AGP”) such that the Company shall have no obligation to AGP for any amounts owed now or in the future, or other commitments that are reasonably satisfactory to Buyer.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

(a) Authority and Enforceability.

(i) Seller has all necessary power, authority, and the legal capacity to execute, deliver and perform its obligations under this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(ii) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party.

(b) No Violation. Except as set forth on Section 3(b) of the Disclosure Schedules, the execution and delivery of this Agreement and the Transaction Documents by Seller, and the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not (i) result in a breach or violation of any provision of Seller’s Knowledge (as defined herein), the Company’s organizational documents, (ii) violate or breach any statute, law, writ, order, rule or regulation (“Laws”) of any government, governmental agency, authority, court or other tribunal (collectively, “Governmental Authority”) applicable to Seller or, to Seller’s Knowledge, the Company, (iii) breach or result in default of any judgment, injunction, decree or determination of any Governmental Authority applicable to Seller or, to Seller’s Knowledge, the Company; or (iv) breach, violate, require the consent of any third party under, or give any third party the right to modify, terminate, or accelerate any obligation under any material agreement to which Seller or the Company is a party or by which Seller or, to Seller’s Knowledge, the Company may be bound. All references in this Agreement to the “knowledge of the Company or Seller” or the “Company’s or Seller’s knowledge” or similar qualifiers shall mean the actual knowledge of the directors and officers of the Company or the actual knowledge of the Seller, as applicable, after due inquiry.

(c) Title to Shares; Capitalization.

(i) Seller has good, legal and valid title to their portion of the Shares, is the beneficial owner of their portion of the Shares, and has the full right to transfer their portion of the Shares. The Shares are owned by the Seller free and clear of any lien, pledge, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind (collectively, “Liens”) and the sale of the Shares will not result in the creation of any Lien. No Seller has previously sold, conveyed, transferred, assigned, participated, pledged or otherwise encumbered any of the Shares in whole or in part. Upon delivery of the Shares to Buyer on the Closing Date, against payment therefor as contemplated hereby, Seller will transfer to Buyer good, legal and valid title to their portion of the Shares free and clear of any and all Liens.

(ii) The number of Shares held by Seller are as set forth above in the recitals, and such Shares constitute the entirety of any equity interests the Seller, and any affiliate of Seller, have in the Company. Pursuant to this Agreement, Seller is selling 1,200,000 Shares of the total 7,500,000 shares of common stock of the Company owned by Seller as of the date of this Agreement.

(d) Consents and Approvals. Neither the execution and delivery by Seller of this Agreement or any other Transaction Document, nor the performance by Seller of their obligations under this Agreement or any other Transaction Document requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, fund, investment account or other entity (each, including a Governmental Authority, a “Person”), except applicable insider filings and announcements required by Seller, notifying any relevant Governmental Authority as it relates to the disclosure of the new directors, ownership, etc., any filings required of the Company and/or its affiliates under U.S. securities laws or to Nasdaq, Inc. or the Nasdaq Stock Market, LLC as a result of this Agreement and the transactions contemplated hereunder and any other such filing, notice or approval as have been obtained, made or given or are otherwise set forth in this Agreement.

(e) Non-reliance. Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to selling the Shares, (iii) is able to bear the risks attendant to the transactions contemplated hereby and (iv) is dealing with Buyer on a professional arm’s-length basis, and neither Buyer nor any of its affiliates is acting as a fiduciary or advisor to Seller with respect to this Agreement or any of the transactions contemplated hereby.

(f) No Proceedings.

(i) Except as set forth in the periodic reports filed by the Company with the U.S. Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934 (the “Company Public Filings”) or on Section 3(f) of the Disclosure Schedules, there is no action, lawsuit, arbitration, claim, demand, proceeding, written inquiry, audit, notice of violation, litigation, citation, summons, subpoena or investigation of any nature proceeding, pending or threatened, against Seller that, individually or in the aggregate, could reasonably be expected to adversely affect (i) the Shares, (ii) any action taken or to be taken by Seller under this Agreement, or (iii) to Seller’s Knowledge, any Company Party, or any Company Party’s properties, assets or the business (“Company Litigation”). For each Company Litigation, Section 3(f) of the Disclosure Schedules also sets forth, to Seller’s Knowledge, the potential exposure to the Company Parties.

(ii) To Seller’s Knowledge, and except as set forth in the Company Public Filings, there are no outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations, Liens or awards (“Governmental Orders”) entered by or with any Governmental Authority or unsatisfied judgments, penalties or awards against or affecting a Company Party or any of its respective properties or assets.

(g) No Dividends. Seller has not received, nor has he become entitled to receive, any payments or other distribution, including, without limitation, dividends, with respect to the Shares (any of the foregoing, “Dividends”).

(h) No Broker. There is no investment banker, broker, finder, or other intermediary retained by or authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, the Company or any of their affiliates upon consummation of the transactions contemplated hereby.

(i) Securities Laws.

(i) Seller acquired the Shares for its own account and not with a view to the distribution of such Shares.

(ii) The transfer of the Shares to Buyer is not being effected for or on behalf of the Company.

(iii) The Shares have not been offered through any form of “general solicitation” or “general advertising”, each as defined in Rule 502(c) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(iv) The Shares are “restricted securities” under applicable U.S. federal and state securities laws, which must be held indefinitely unless registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(j) Company Liabilities. To Seller’s Knowledge, except as set forth in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2025, on Section 3(j) of the Disclosure Schedules, there are no other liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, recorded or unrecorded, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of each Company Party, existing as of the date hereof.

(k) Absence of Fraud; Public Filings.  No Seller has committed, and to Seller’s Knowledge no third party has committed, any fraud or willful misconduct with respect to the business and affairs of the Company.  To Seller’s Knowledge, no Company Public Filings contain any untrue statements of material fact, or omit to state a material fact necessary to make the statements contained therein not misleading.

(l) Related party transactions. Except as set forth in the Company Public Filings or on Section 3(l) of the Disclosure Schedules, there are no agreements, contracts, transactions or other arrangements between a Company Party, on the one hand, and Seller or affiliate of Seller, including any family member of Seller that is a natural Person, on the other.

(m) Compliance with Laws. To Seller’s Knowledge, the Company Parties are now complying, and have complied, in all material respects with all Laws and Governmental Orders applicable to the Company Parties and their properties, assets and business.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Company represents and warrants to Buyer as of the Closing Date that:

(a) Organization. Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authority and Enforceability. Company has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Seller, constitute legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(c) Compliance with Laws; Legal Proceedings. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets. Except as set forth in the Company’s Public Filings, and except as set forth in Section 4(c) of the Disclosure Schedules, there are no Actions (as defined herein) pending or, to Company’s Knowledge, threatened (a) against or by the Company or affecting any of its properties or assets (or by or against Company or any affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. For purposes of this Agreement, “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d) Governmental Orders. There are no outstanding, and the Company is in compliance with all Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

(e) Undisclosed Liabilities. The Company has no Liabilities, except: (a) those which are adequately reflected or reserved against in the latest annual filing of the Company on Form 10-K and any and all of the subsequent quarterly reports and current reports; and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

(f) Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

(g) Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and to the Company as of the Closing Date that:

(a) Organization. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable.

(b) Authority and Enforceability. Buyer has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(c) No Broker. There is no investment banker, broker, finder, or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its affiliates upon consummation of the transactions contemplated hereby.

(d) Securities Act.

(i) Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and is acquiring the Shares from Seller for Buyer’s own account and for purposes of investment and not with a view toward, or for sale in connection with, any distribution thereof, except in compliance with applicable laws, including U.S. federal and state securities law.

(ii) Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment, and Buyer has previously invested in securities similar to the Shares.

(e) Restricted Securities; Restrictions on Transfer. Buyer understands that the common shares underlying the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer must hold such shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

6. Conditions to the BUYER’S Obligations at Closing. The obligations of each Buyer to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by Buyer purchasing a majority of the Shares in such Closing, in their sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the Closing.

(b) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company in all respects on or before the Closing.

(c) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the applicable Closing.

(d) Board of Directors. As of the Closing, the authorized size of the Board of Directors shall be five (5), and the Board of Directors shall be comprised of Seller, Florence Ng, Jimmy M. Wong, Pablo A Santana, and Tan Ying Lo.

7. Post Closing Covenants

(a) Additional Equity. In the event Seller holds any restricted stock units (“Restricted Stock”) or stock options (“Stock Options”) of the Company granted under any equity incentive plan of the Company or otherwise (the “Equity Awards” and the common stock of the Company underlying such Equity Awards, the “Award Stock”), Seller agrees to the following: (i) to promptly transfer the Award Stock to Buyer promptly upon receipt of such Award Stock, (ii) to not sell, assign, encumber or in any other way transfer any of the Award Stock except to Buyer, and (iii) to not exercise any Stock Options unless in connection with transferring the resulting Award Stock to Buyer with the consent of Buyer. Seller agrees that the Purchase Price constitutes in part consideration for the Award Stock and no further consideration from Buyer shall be paid in exchange for the Award Stock.

(b) Cooperation and Exchange of Information. Seller, the Company, and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return in connection with any proceeding in respect of taxes of the Company, including providing copies of relevant tax returns and accompanying documents. Each of Seller and Buyer shall retain all tax returns and other documents in its possession relating to tax matters of the Company for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

(c) Board Composition. Each Seller Party agrees to vote, or cause to be voted, all Shares owned by such Seller Party, or over which such Seller Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board (the “Investor Director,” and collectively with subsequently appointed persons pursuant to purchase agreements on substantially similar terms as this Agreement, the “Investor Directors”):

(i) one person designated from time to time by Inter Skyway Limited, for so long as Inter Skyway Limited and its Affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) continue to beneficially own an aggregate of at least 50% of the Shares purchased hereby, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like.

(d) Matters Requiring Investor Director Approval. So long as the Buyer is entitled to elect the Investor Director, the Company will not, without Board approval, which approval must include the affirmative vote of all of the Investor Directors: (i) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company; (ii) make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of a employee stock or option plan approved by the Board; (iii) guarantee, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business; (iv) make any investment; (v) incur any aggregate indebtedness in excess of $50,000.00 that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business; (vi) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions resulting in payments to or by the Company in an amount less than $60,000 per year, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board; (vii) hire, fire, or change the compensation of the executive officers, including approving any option grants; (viii) change the principal business of the Company, enter new lines of business, or exit the current line of business; (ix) sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; (x) enter into any corporate strategic relationship involving the payment contribution or assignment by the Company or to the Company of assets greater than $100,000.00; (xi) permit any subsidiary of the Company to take any action to the extent approval of the Investor Director would be required in the event such action was to be taken by the Company itself; (xii) create any capital stock; (xiii) amend, alter or repeal any provision of the Company’s certificate of incorporation or bylaws; (xii) (A) create or adopt any equity (or equity-linked) compensation plan, (B) amend any such plan to increase the number of shares authorized for issuance thereunder, or (C) issue any awards thereunder; or (xiv) during the twelve (12) month period following the execution of this Agreement, (A) issue or sell Common Stock or other equity securities of the Company to any Person; or (B) enter into or effect any transaction or series of related transactions involving the repurchase, redemption, or other acquisition of Common Stock from any Person, in each case, other than any transaction approved in accordance with the terms of this Agreement or as otherwise contemplated by the terms of this Agreement.

(e) General Restriction on Transfer. Except as previously discussed between the Buyer, the Company Parties, and the Seller Parties, , Seller agrees that Seller will not, directly or indirectly, voluntarily or involuntarily, Transfer (as defined herein) any equity securities owned or hereafter acquired by Seller or with respect to which the Seller has or hereafter acquires the power of disposition (including, without limitation, Shares which may be deemed to be beneficially owned by the Seller) or securities convertible into or exercisable or exchangeable for Shares, including 7,500,000 Shares (as adjusted for stock splits, stock dividends, combinations or other similar recapitalizations). “Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

(f) Reserved.

(g) Right of First Refusal.

(i) In the event that at any time Seller receives a bona fide offer from any Third-Party Purchaser to purchase all or any portion of the Shares owned by the Seller (the “Offered Shares”) and the Seller desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 7(e)), then the Seller shall first make an offer of the Offered Shares to Buyer, or an assignee of Buyer, in accordance with the provisions of this Section 7(g).

(ii) The Seller shall, within five (5) business days of receipt of the offer from the Third-Party Purchaser (as defined herein), give written notice (the “Seller Notice”) to the Company and the Buyer stating that it has received a bona fide offer from a Third-Party Purchaser and specifying:

(1)   the number of Offered Shares to be Transferred by the Seller;

(2)   the name of the Third-Party Purchaser;

(3)   the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(4)   the proposed date, time, and location of the closing of the Transfer, which shall not be less than twenty (20) business days from the date of the Seller Notice.

The Seller Notice shall constitute the Seller’s offer to Transfer the Offered Shares to the Buyer, which offer shall be irrevocable until the expiration of ten (10) business days following the receipt by the Buyer (or its designee) of the Seller Notice (the “ROFR Period”). Such offer shall be transferrable and assignable by the Buyer, in its sole discretion, during the ROFR Period. “Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction does not, directly or indirectly, own or have the right to acquire any outstanding Shares.

(iii) By delivering the Seller Notice, the Seller represents and warrants to the Company and to Buyer that: (i) the Seller has full right, title, and interest in and to the Offered Shares; (ii) the Seller has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 7(g); and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement, or restrictions on Transfer arising under applicable state or federal securities laws.

(iv)   Upon receipt of the Seller Notice, Buyer shall have the ROFR Period to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Acceptance”) to the Seller and the Company stating that it agrees to purchase such Offered Shares on the terms specified in the Seller Notice. Any ROFR Acceptance shall be binding upon delivery and irrevocable by the delivering party.

(v) If no ROFR Acceptance is delivered during the ROFR Period, then such eligible party shall be deemed to have waived all of such party’s rights to purchase the Offered Shares under this Section 7(g), and the Seller shall thereafter, subject to the rights of any party electing to purchase the Offered Shares, be free to sell the Offered Shares to the Third-Party Purchaser in the Seller Notice in accordance with Section 7(g), without any further obligation to the Buyer or its assignee pursuant to this Section 7(g).

(vi) In the event that no party delivers a ROFR Acceptance in accordance with Section 7(g), the Seller may, during the twenty (20) business day period immediately following the expiration of the ROFR Period, Transfer all of the Offered Shares to the Third-Party Purchaser on terms and conditions no more favorable to the Third-Party Purchaser than those set forth in the Seller Notice. In the event that the Seller does not Transfer the Offered Shares within such period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third-Party Purchaser unless the Seller sends a new Seller Notice in accordance with, and otherwise complies with, this Section 7(g).

(vii) The Buyer, or its designee, shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 7(g), including entering into agreements and delivering certificates, instruments, and consents as may be deemed necessary or appropriate.

(viii) At the closing of any Transfer pursuant to this Section 7(g), the Seller shall deliver to the party electing to purchase the Offered Shares a certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such party by certified or official bank check or by wire transfer of immediately available funds.

(h) Preemptive Rights.

(i) The Company hereby grants to Buyer (or its designee) the right to purchase its pro rata portion of any new Shares (the “New Securities”) that the Company may from time to time propose to issue or sell to any Person.

(ii) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in this Section 7(h) to the Buyer (or its designee) within five (5) business days following Board approval of any such issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(1) the number and description of New Securities proposed to be issued and the percentage of the outstanding Shares, on a fully diluted basis, that such issuance would represent;

(2) the proposed issuance date, which shall be at least ten (10) business days from the date of the Issuance Notice; and

(3) the proposed purchase price per share.

(iii) Buyer (or its designee) shall for a period of ten (10) business days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of: (i) the total number of New Securities to be issued by the Company on the issuance date; and (ii) a fraction determined by dividing (A) the number of Shares owned by Buyer (or its designee) immediately prior to such issuance by (B) the total number of Common Stock outstanding on such date immediately prior to such issuance (the “Preemptive Pro Rata Portion”) by delivering a written notice to the Company (an “Acceptance Notice”). Such party’s election to purchase New Securities shall be binding and irrevocable. The failure of Buyer (or its designee) to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 7(h) with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(iv) No later than five (5) business days following the expiration of the Exercise Period, the Company shall notify Buyer (or its designee) in writing of the number of New Securities that Buyer (or its designee) has agreed to purchase (including, for the avoidance of doubt, where such number is zero).

(v) The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 7(h) in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced), provided, such issuance or sale is closed within thirty (30) business days after the expiration of the Exercise Period. In the event that the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Buyer (or its designee) in accordance with the procedures set forth in this Section 7(h).

(vi) The closing of any purchase by Buyer (or its designee) shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 7(h), the Company shall deliver share certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder, those attributable to the actions of the purchasers thereof, and restrictions on Transfer arising under applicable state or federal securities laws), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Buyer (or its designee) and after payment therefor, duly authorized, validly issued, fully paid, and non-assessable. Buyer (or its designee) shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or by wire transfer of immediately available funds to the Company’s designated account. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including entering into such additional agreements as may be necessary or appropriate.

(i) Specific Performance. Company and Seller each acknowledges and agrees that Buyer may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other transaction documents in accordance with its specific terms. It is accordingly agreed that Buyer shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other transaction document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Buyers may be entitled under the transaction documents, at law or in equity. Company specifically agrees that: (a) Borrower shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its Common Shares or preferred stock to any party; and (b) if Company enters into a definitive agreement that contemplates a transaction prohibited hereunder, or without the requisite approval required hereunder, unless Buyer has provided its written consent in writing to such transaction, Buyer shall have the right to seek and receive injunctive relief from a court or arbitrator preventing the consummation of such transaction. Company specifically acknowledges that Buyer’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to Buyer. For the avoidance of doubt, in the event Buyer seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any transaction document, such action shall not be a waiver of any right of Buyer under any transaction document, at law, or in equity, including without limitation its rights to arbitrate any claim pursuant to the terms of the transaction documents, nor shall Buyer’s pursuit of an injunction prevent Buyer, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other claims in the future in a separate arbitration.

(j) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

8. INDEMNIFICATION

(a) Indemnification by Buyer. Buyer shall indemnify and defend the Seller against, and shall hold the Seller harmless from and against, and shall pay and reimburse the Seller for, any and all Losses (as defined below) incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations, warranties covenants or agreements of Buyer contained in this Agreement, all of which shall last until December 31, 2027.

(b) Indemnification by Seller. Seller shall indemnify and defend the Buyer against, and shall hold Buyer and its affiliates (including the Company) and their respective representatives (collectively, the “Buyer Indemnitees”)harmless from and against, and shall pay and reimburse Buyer for, any and all Losses (as defined below) incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations, warranties covenants or agreements of Seller contained in this Agreement, all of which shall survive indefinitely.

(c) Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). As used in this Agreement, “Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees.

(d) Tolling; Cumulative Remedies. Notwithstanding the foregoing or any other provision hereof, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The rights and remedies provided for in this Section 8 are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

9. MISCELLANEOUS

(a) Effective upon the Closing Date, Seller, on the Seller’s own behalf and on behalf of the Seller’s affiliates and any other Person that may claim by, through or under Seller or Seller’s affiliates (collectively, the “Releasing Parties”), hereby (i) fully, finally and irrevocably agree to remise, release, and forever discharge the Company and its current and former officers, directors, managers, members, operators, as well as its parent, affiliate, related parties, and subsidiary corporations, and their employees, agents, deputies, attorneys, successors, assigns, predecessors, representatives, insurers, heirs, executors and assigns, experts, consultants, and independent adjusters (collectively, “Releasees”) from any and all actions, causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, attorneys’ fees, expenses, damages, settlements, judgments, and demands whatsoever in law or in equity, known or unknown, now existing or hereafter arising, whether contractual, extra-contractual, in tort or otherwise, as of, and including, the Closing Date, and (ii) agrees that no Releasing Party will bring or voluntarily participate in or assist in any action that relates to any matter released pursuant to this Section 9(a); provided, however, that such release and covenant shall not apply to: (i) any claims against the Buyer arising under this Agreement or any other Transaction Document; or (ii) any claims against the Company for compensation under that certain employment agreement by and between the Seller and the Company, for so long as such employment agreement is in effect.

(b) Further Assurances. Each party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement and the Transaction Documents. Furthermore, any dividends relating to the Shares, whether paid in cash, in kind or in any other form, paid on or after the Closing Date, shall be for the account of Buyer. If at any time after the Closing Date, Seller receives a dividend relating to the Shares, such Seller shall (i) accept and hold such dividend on behalf of and for the sole benefit of Buyer, (ii) have no equitable or beneficial interest in the dividend, and (iii) deliver the dividend (free of any withholding, setoff, or deduction of any kind except as required by law) promptly (and in the case of a cash dividend, within three (3) business days of receiving such Dividend) to Buyer in the same form received, except to the extent prohibited under any applicable law, rule or order.  If a dividend includes securities or other non-cash dividend, such Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts to assist Buyer to cause to be registered in Buyer’s name, or such name as Buyer may direct, and deliver such securities to Buyer or to such entity as Buyer may direct as soon as practicable.

(c) Survival. Except as otherwise provided for in Section 8, all representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder indefinitely.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to any conflicts of law provision that would require the application of the laws of any other jurisdiction). Each of the Seller and Buyer irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it, and waives any objection that it may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over it. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(f) Expenses. Except as otherwise stated herein, each party will be responsible for its own costs and expenses in connection with the transactions contemplated by this Agreement.

(g) Successors and Assigns. This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. In no event will either party assign or transfer any of its rights or obligations hereunder without the express prior written consent of the other party. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h) Entire Agreement; Amendment and Waiver. This Agreement and the Transaction Documents constitute the entire understanding of the parties relating to the sale of the Shares outlined above and supersede all prior understandings among such parties. If there is any inconsistency or conflict between this Agreement and the Transaction Documents, the provisions of this Agreement shall govern and control. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Seller and Buyer.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Transmission by facsimile or other form of electronic transmission of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.

(j) Confidentiality. Each of the Seller, the Company, and Buyer agrees that, without the prior written consent of the other party, it shall not disclose the contents of this Agreement, any Transaction Document, the transactions contemplated hereby and thereby, or any other agreement or communication regarding such transactions (collectively, the “Confidential Information”) to any Person, except that any party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any Governmental Authority or self-regulatory entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Person or sanctions that may be imposed by any Governmental Authority, (e) to its affiliates, directors, officers, employees, agents, advisors, counsel, accountants and auditors; and (f) such insider filings and announcements as are required by either Buyer or Seller, or by the Company, under U.S. securities laws, provided that such Seller shall provide Buyer with reasonable opportunity to review and consent to any such disclosures that identify Buyer or any Buyer related party in advance of making such filing. Buyer shall be permitted to make a public announcement regarding the completion of this Agreement, provided that, to the extent permitted by Law, Buyer shall give Seller advance notice of any such announcement. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), the Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer. Buyer and Seller acknowledge and agree that (a) the Confidential Information is valuable and of a special and unique character to Buyer, (b) monetary damages would not be a sufficient remedy should a Seller or Seller breach this Section 8(j), (c) the interests of Buyer would be irreparably and immediately injured by any such breach of this Agreement, and (d) in addition to any other legal relief to which Buyer may be entitled, Buyer shall be entitled to a grant of specific performance and other injunctive and equitable relief as a remedy for any breach or threatened breach of this Agreement, without the proof of actual damages or the securing or posting of any bond or similar requirement.

(k) Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement, or any agreement or certificate entered into in connection with the transactions contemplated hereby, shall not affect the other provisions hereof or thereof, which shall continue in full force and effect.

(l)   Notices. All notices, requests, demands and other communications to any party or given under this Agreement will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties on Schedule II hereto (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

Toppoint Holdings Inc.

By:	/s/ Kah Loong Randy Yeo
Name:	Kah Loong Randy Yeo
Title:	Controller

SELLER:

/s/ Hok C Chan
Hok C. Chan, an individual

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

INTER SKYWAY LIMITED

By:	/s/ Bai Yunfei
Name:	Bai Yunfei
Title:	Authorized Signatory